Exhibit 107
Calculation of Filing Fee Table
SC TO-I
(Form Type)
Monster Beverage Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,000,000,000.00(1)	$147.60 per $1,000,000.00	$442,800.00(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$3,000,000,000.00
Total Fees Due for Filing			$442,800.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$442,800.00

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $3,000,000,000.00 in value of shares of common stock, par value $0.005 per share.

(2)
Calculated at $147.60 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.